Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-26887

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 30, 1997)

                                1,481,799 Shares

                     Health and Retirement Properties Trust
                      Common Shares of Beneficial Interest

         Health and Retirement Properties Trust (the "Company" or "HRP") is a real estate investment trust (a "REIT"), which invests primarily in healthcare related real estate and office buildings leased to various agencies of the United States Government. The Company's common shares of beneficial interest (the "Shares") offered hereby (this "Offering") are being issued and sold by the Company. The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "HRP." On March 24, 1998 the last reported sale price for the Shares on the NYSE was $20.4375 per Share.

         Wheat First Securities, Inc. (the "Underwriter") has agreed to purchase the Common Stock offered hereby from the Company at a price of $19.415625 per share, resulting in aggregate proceeds to the Company of $28,695,053.71, after deducting estimated expenses of $75,000 payable by the Company, subject to the terms and conditions set forth in the Underwriting Agreement. The Underwriter intends to sell the Common Stock to Van Kampen American Capital for an aggregate price of $29,072,896.37. Van Kampen American Capital intends to deposit the Common Stock, together with the common stock of other entities also acquired from the Underwriter, into the Wheat First Union REIT Income & Growth Trust, Series 1 (the "Trust"), in exchange for Units in the Trust. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

         The Shares are offered by the Underwriter subject to prior sale, when, as and if accepted by the Underwriter and subject to certain conditions. It is expected that delivery of the Shares will be made on or about March 27, 1998, through the facilities of The Depository Trust Company, New York, New York.


                           --------------------------
                                WHEAT FIRST UNION
                           --------------------------

            The date of this Prospectus Supplement is March 24, 1998

         References in this Prospectus Supplement to the "Company" or "HRP" include consolidated subsidiaries unless the context indicates otherwise. Unless otherwise noted, the data set forth below with respect to the Company's investments and tenants is presented as of December 31, 1997 and without giving effect to acquisitions which occurred or may occur after that date.

                                   THE COMPANY


         The Company is one of the largest publicly traded REITs in the United States with an equity market capitalization of approximately $2.0 billion at December 31, 1997. The Company has investments of approximately $2.2 billion in 217 properties located in 33 states and the District of Columbia. The Company principally invests in healthcare related real estate and office buildings leased to various agencies of the United States Government. In addition, 5% of the Company's assets, at cost, is an equity investment in Hospitality Properties Trust ("HPT"), a NYSE listed REIT formed by the Company which invests in hotels.

         The principal executive offices of the Company are located at 400 Centre Street, Newton, Massachusetts 02158; and its telephone number is (617) 332-3990.


                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Shares offered hereby, after deducting expenses related to this Offering, are approximately $28.7 million. The net proceeds from this Offering are expected to be used to reduce amounts outstanding under the Company's Bank Credit Facility, with any remaining net proceeds to be used for general business purposes. Outstanding amounts under the Company's Bank Credit Facility bear interest, at the Company's option, at LIBOR plus a margin or prime, and the Bank Credit Facility expires in 2001. At December 31, 1997, the effective interest rate on outstanding amounts under the Bank Credit Facility was 6.82% per annum.

                                  UNDERWRITING

         Under the terms and subject to the conditions set forth in the Purchase Agreement dated the date hereof (the "Underwriting Agreement"), between Wheat First Securities, Inc. (the "Underwriter") and the Company, the Underwriter has agreed to purchase and the Company has agreed to sell to the Underwriter 1,481,799 Shares at the price set forth on the cover page of this Prospectus Supplement.

         The Underwriting Agreement provides that the obligation of the Underwriter to pay for and accept delivery of the Shares offered hereby is subject to the approval of certain legal matters by counsel for the Underwriter and to certain other conditions. The Underwriter is obligated to take and pay for all of the Shares offered hereby if any such shares are taken.

         The Underwriter intends to sell the Common Stock to Van Kampen American Capital, which intends to deposit the Common Stock, along with the common stock of other entities purchased from the Underwriter with the Trustee of the Trust in exchange for units in the Trust. The Underwriter is not an affiliate of Van Kampen American Capital or the Trust. The Underwriter intends to sell the Common Stock to Van Kampen American Capital at an aggregate purchase price of $29,072,896.37. It is anticipated that the Underwriter will also participate in the distribution of the units in the Trust and will receive compensation of 3.25% of the public offering price of the units sold by it.

         The Shares are listed on the New York Stock Exchange under the symbol "HRP."

         Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

         In the ordinary course of business, the Underwriter may from time to time provide investment banking, commercial banking and financial advisory services to the Company and its affiliates for which customary compensation will be received.


                                  LEGAL MATTERS

         Certain legal matters with respect to the Shares offered by the Company have been passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts and for the Underwriter by Hunton & Williams, Richmond, Virginia. Sullivan & Worcester LLP and Hunton & Williams will rely, as to all matters of Maryland law, upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is a Managing Trustee of the Company and of HPT, a director and 50% shareholder of HRPT Advisors, Inc. and REIT Management & Research, Inc. and a director and/or significant shareholder of certain lessees of the Company. Sullivan & Worcester LLP represents HPT, the other entities referred to above, such lessees and certain of their affiliates on various matters.

                                     EXPERTS

         In addition to the matters referred to in the accompanying Prospectus under the caption "Experts," the following financial statements have been audited by the following independent public accountants:

         The consolidated financial statements and financial statement schedules of the Company included or incorporated by reference in the Company's Annual Report of Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which, as to the years 1997 and 1996, is based in part on the report of Arthur Andersen LLP, independent public accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended (the "Annual Report"), (ii) the Company's Current Reports on Form 8-K dated February 11, 1998, February 12, 1998, February 17, 1998, February 18, 1998, February 19, 1998, February 27, 1998, March 19, 1998 and March 24, 1998; (iii) the
consolidated financial statements of Marriott International, Inc. ("MII"), at and for the fiscal year ended January 2, 1998, as contained in MII's Annual Report on Form 10-K for the year ended January 2, 1998 (Commission File No. 1-12188), and (iv) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated November 8, 1986, as amended by Form 8 dated July 30, 1991. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares and (ii) subsequent to the date of filing of the registration statement of which this Prospectus forms a part and prior to effectiveness of such registration statement shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

         The Company will provide without charge to each person to whom this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus Supplement (excluding exhibits unless such exhibits are specifically requested or such exhibits are specifically incorporated by reference into the information that this Prospectus Supplement incorporates). Requests for such copies should be made to the Company at its principal executive offices, 400 Centre Street, Newton, MA 02158, Attention: Investor Relations, telephone (617) 332-3990.

                           FORWARD LOOKING STATEMENTS

         THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED.

PROSPECTIVE PURCHASERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLISH REVISED FORWARD LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF PRESENTLY UNANTICIPATED EVENTS.

                           --------------------------

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED JULY 1, 1994, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HEALTH AND RETIREMENT PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER,
SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement and Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus Supplement and the Prospectus do not constitute an offer to sell, or solicitation of an offer to buy, Common Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                       TABLE OF CONTENTS

                                                            Page
                     Prospectus Supplement
The Company..................................................S-2
Use of Proceeds..............................................S-2
Underwriting.................................................S-3
Legal Matters................................................S-3
Experts......................................................S-4
Incorporation of Certain Information by Reference............S-4
Forward Looking Statements...................................S-4

                           Prospectus
Available Information.......................................(ii)
Incorporation of Certain Documents by
  Reference.................................................(ii)
The Company....................................................1
Use of Proceeds................................................1
Ratio of Earnings to Fixed Changes.............................1
Description of Debt Securities.................................1
Description of Shares.........................................12
Description of Preferred Shares...............................13
Description of Depositary Shares..............................18
Description of Warrants.......................................22
Description of Convertible Subordinated
  Debentures..................................................22
Limitation of Liability; Shareholder Liability................23
Redemption; Business Combinations
  and Control Share Acquisitions..............................23
Plan of Distribution..........................................26
Legal Matters.................................................27
Experts.......................................................28


                         1,481,799 Shares

                      HEALTH AND RETIREMENT
                         PROPERTIES TRUST

                          Common Shares
                      of Beneficial Interest



                      PROSPECTUS SUPPLEMENT



                        WHEAT FIRST UNION




                          March 24, 1998